                               IFR SYSTEMS, INC.
        EXHIBIT (11.0) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                            THREE MONTHS ENDED          NINE MONTHS ENDED
                                                MARCH 31,                   MARCH 31,
                                           1998           1997         1998           1997
                                       -----------    -----------   -----------    -----------
                                                (000'S OMITTED, EXCEPT PER SHARE DATA)
BASIC:
Average shares outstanding                   8,173          8,164         8,190          8,169

Net income (loss)                      $   (16,984)   $     1,726   $   (12,818)   $     4,552
                                       -----------    -----------   -----------    -----------
                                       -----------    -----------   -----------    -----------
Per share amount                       $     (2.08)   $      0.21   $     (1.57)   $      0.56
                                       -----------    -----------   -----------    -----------
                                       -----------    -----------   -----------    -----------

DILUTED:
Average shares outstanding                   8,173          8,164         8,190         8,169
Net effect of dilutive stock
    options-based on the treasury
    stock method using the average
    market price                               428            329           433           310
Assumed conversion of 10%
    convertible notes                           --              6            --             6
                                       -----------    -----------   -----------    -----------
Totals                                       8,601          8,499         8,623         8,485
                                       -----------    -----------   -----------    -----------
                                       -----------    -----------   -----------    -----------

Net income (loss)                      $   (16,984)   $     1,726   $   (12,818)   $     4,552
Add 10% convertible note interest,
    net of federal income tax effect            --              1           --               4
                                       -----------    -----------   -----------    -----------
Totals                                 $   (16,984)   $     1,727   $   (12,818)   $     4,556
                                       -----------    -----------   -----------    -----------
                                       -----------    -----------   -----------    -----------
Per share amount (A)                   $     (1.97)   $      0.20   $     (1.49)   $      0.54
                                       -----------    -----------   -----------    -----------
                                       -----------    -----------   -----------    -----------


Note - All references to number of shares, share prices and per share amounts have been restated to reflect the stock split.

(A)   -   Since the per share amounts for the 1998 interim periods are antidilutive, the face of the statements of income reflects diluted per share amounts equal to the basic per share amounts.